                                            Filed pursuant to Rule No. 424(b)(5)
                                         Registration Nos. 33-51749 and 33-64343

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 22, 1995)

                                 $200,000,000
                       WISCONSIN ELECTRIC POWER COMPANY
                    6 5/8% DEBENTURES DUE NOVEMBER 15, 2006

  Interest on the 6 5/8% Debentures due November 15, 2006 (the "Debentures") of Wisconsin Electric Power Company (the "Company") is payable on May 15 and November 15 of each year, commencing May 15, 1997. The Debentures are not redeemable prior to maturity. The Debentures will be issued initially under a book-entry only system and will be represented by one or more global securities registered in the name of The Depository Trust Company ("DTC"), as depositary, or its nominee. Book-Entry Interests (as defined in the accompanying Prospectus) in such global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for such global securities and on the records of DTC and its participants. Except as described herein and in the accompanying Prospectus, Debentures in definitive form will not be issued and owners of Book-Entry Interests will not be considered the holders thereof. The Debentures will trade in DTC's Same-Day Funds Settlement System. All payments of principal and interest on global securities will be made by the Company in immediately available funds. See "Certain Terms of the Debentures" herein and "Description of Debt Securities" and "Book-Entry Only System" in the accompanying Prospectus.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A  CRIMINAL
       OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                        UNDERWRITING
                                        PRICE TO       DISCOUNTS AND  PROCEEDS TO
                                        PUBLIC(1)      COMMISSIONS(2)  COMPANY(3)
----------------------------------------------------------------------------------
Per Debenture....................            99.92%             .65%         99.27%
----------------------------------------------------------------------------------
Total............................     $199,840,000       $1,300,000   $198,540,000
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1)  Plus accrued interest, if any, from November 15, 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deduction of expenses payable by the Company, estimated at $240,000.

                               ----------------

     The Debentures are offered subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions.
The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Debentures will be ready for delivery through the book-entry facilities of DTC, on or about November 15, 1996, against payment therefor in immediately available funds.

BEAR, STEARNS & CO. INC.

                         CHASE SECURITIES INC.
                                                         SALOMON BROTHERS INC

       The date of this Prospectus Supplement is November 12, 1996.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  The Registration Statement (as defined in the accompanying Prospectus) and the reports, information statements and other information referred to under "Available Information" in the accompanying Prospectus are also publicly available through the Securities and Exchange Commission's World Wide Web Site (located at http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Reference is made to "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. At the date of this Prospectus Supplement, the documents incorporated by reference herein include the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and the Company's Current Report on Form 8-K dated as of January 1, 1996.

                     CERTAIN SUMMARY FINANCIAL INFORMATION

  The following summary financial information for the Company has been restated to reflect the merger of Wisconsin Natural Gas Company ("Wisconsin Natural") into the Company, which became effective January 1, 1996, and is qualified in its entirety by reference to the financial statements and other information included in the documents incorporated by reference herein and in the accompanying Prospectus. Certain summary financial information for the years ended December 31, 1990 through December 31, 1994 found in the accompanying Prospectus does not reflect the merger of Wisconsin Natural into the Company.

  CONDENSED INCOME AND RELATED INFORMATION OF THE COMPANY FOR CERTAIN PERIODS

                                                                                    TWELVE MONTHS
                                        YEAR ENDED DECEMBER 31,                         ENDED
                         ---------------------------------------------------------- SEPTEMBER 30,
                            1991        1992        1993      1994(A)       1995      1996 (B)
                         ----------  ----------  ----------  ----------  ---------- -------------
                                            (IN THOUSANDS, EXCEPT RATIOS)
Operating Revenues...... $1,579,598  $1,595,515  $1,693,235  $1,742,192  $1,770,484  $1,763,800
Operating Income........ $  253,360  $  241,706  $  265,436  $  263,273  $  329,021  $  321,117
Net Income.............. $  194,482  $  175,950  $  192,080  $  181,754  $  240,668  $  227,620
Ratio of Earnings to
 Fixed Charges (C)......        4.1x        3.7x        3.7x        3.5x       4.3x         4.3x

  CAPITALIZATION OF THE COMPANY AT SEPTEMBER 30, 1996 AND AS OF THAT DATE AS
                          ADJUSTED FOR THE DEBENTURES

                                                              AS ADJUSTED (D)
                                                           ---------------------
                                                  AMOUNT     AMOUNT   PERCENTAGE
                                                ---------- ---------- ----------
                                                   (IN THOUSANDS)
Long-Term Debt--due after one year (E)......... $1,288,600 $1,488,600    45.8%
Preferred Stock--redemption not required.......     30,450     30,450     1.0
Common Stock Equity............................  1,730,155  1,730,155    53.2
                                                ---------- ----------   -----
    Total Capitalization....................... $3,049,205 $3,249,205   100.0%
                                                ========== ==========   =====
Short-Term Debt (E)(F)......................... $  158,224 $        0     --
                                                ========== ==========   =====

--------
(A) Income/earnings for the fiscal year ended December 31, 1994 includes a pre-tax charge of $73.9 million for the Company's revitalization costs recorded in the first quarter of 1994. The charge primarily reflects the costs of severance and early retirement packages which are elements of a revitalization program undertaken by the Company in 1993.
(B) See "Recent Developments--Financial Results for the Twelve Months Ended September 30, 1996."
(C) For the purpose of computing this ratio, earnings consist of net income (including total Allowances for Funds Used During Construction) plus current and deferred income taxes, deferred investment tax credits and fixed charges. Fixed charges consist of interest charges, amortization of debt expenses, and amounts representing the interest factor of rental expense.
(D) By order dated November 11, 1993, the Public Service Commission of Wisconsin ("PSCW") authorized the issuance of up to $400 million aggregate principal amount of debt securities, subject to a condition that $100 million principal amount of such securities may only be issued for the advance purchase or refunding and/or provision for future refunding of currently outstanding debt securities. The Company has been granted a two-year extension of the original December 31, 1995 expiration date of the PSCW order, to December 31, 1997. In September and October 1995, the Company issued $98.350 million aggregate principal amount of promissory notes in connection with the refunding of an equal amount of outstanding debt securities as authorized by the PSCW order. On December 1, 1995, the PSCW amended its order dated November 11, 1993 to specifically authorize the issuance of long-term debt securities with maturities not to exceed 100 years. In December 1995, the Company issued $100 million principal amount of One Hundred Year 6 7/8% Debentures due December 1, 2095. Consequently, the "as adjusted" amounts shown above reflect the issuance of the $200 million of Debentures, which is also the approximate maximum amount of the securities covered by the accompanying Prospectus which may be issued without further authorization.
(E) Does not include $55.3 million of long-term debt due currently.
(F) The "as adjusted" amount assumes repayment of the $50 million loan under the Short Term Borrowing Agreement described in "Description of New Bonds--Regarding the Trustee" in the accompanying Prospectus.

                   USE OF PROCEEDS AND CAPITAL REQUIREMENTS

  The net proceeds from the sale of the Debentures offered hereby will be added to the general funds of the Company and applied to the repayment of short-term borrowings, which may include repayment of the loan under the Company's Short Term Borrowing Agreement with Firstar Trust Company, and for other general corporate purposes. See "Description of New Bonds--Regarding the Trustee" in the accompanying Prospectus. Short-term borrowings are expected to aggregate approximately $155 million prior to the receipt of the proceeds of this offering. The interest rates on the short-term borrowings that the Company currently intends to repay with proceeds of this offering approximate 5.35%.

  The Company's estimated capital requirements for the two years ending December 31, 1997 aggregate approximately $693 million (of which approximately $267 million has been spent during the nine months ended

September 30, 1996), including $417 million for the Company's continuing construction program, $64 million for contributions to the external nuclear decommissioning trust fund, and $195 million for maturing long term debt. These capital requirements for the Company include capital requirements for Wisconsin Natural, which was merged into the Company effective January 1, 1996, but exclude capital requirements for Northern States Power Company, a Wisconsin corporation ("NSP-Wisconsin"). See "Recent Developments--Wisconsin Energy's Merger Agreement with Northern States Power Company" and "--Merger with Wisconsin Natural Gas Company" in the accompanying Prospectus and Item 5. "Other Information" in the combined Quarterly Report on Form 10-Q of Wisconsin Energy Corporation ("Wisconsin Energy") and the Company for the quarter ended September 30, 1996, which is incorporated herein by reference.

  The Company anticipates that approximately $534 million of the estimated capital requirements for such two-year period will be obtained from internal operations. The Company's capital requirements are subject to revision from time to time.

  Certain of the information contained or incorporated by reference in this Prospectus Supplement is based on current expectations. These statements are forward looking and involve a number of risks and uncertainties. The Company's actual expenditures or results may differ materially.

                              RECENT DEVELOPMENTS

  Financial Results for the Twelve Months Ended September 30, 1996: Net income for the twelve months ended September 30, 1996 decreased $13.0 million compared to the calendar year 1995 reflecting primarily the revenue rate decreases authorized by the PSCW and the Michigan Public Service Commission aggregating $43.6 million that became effective January 1, 1996 which more than offset the impact of increases in kilowatt-hour sales and gas therm deliveries. The results of operations for the twelve months ended September 30, 1996 are not necessarily indicative of the results which may be expected for the fiscal year ending December 31, 1996 because of seasonal and other factors.

  Merger Agreement with Northern States Power Company; Point Beach Unit 2 Steam Generators & Dry Cask Storage Project: For updated information concerning (i) the pending business combination transaction between Wisconsin Energy, the Company's parent company, and Northern States Power Company, a Minnesota corporation, and (ii) the replacement of the Unit 2 steam generators and the operation of an Independent Spent Fuel Storage Installation for dry cask storage of spent nuclear fuel at the Company's Point Beach Nuclear Plant, see Item 5. "Other Information" in the combined Quarterly Report on Form 10-Q of Wisconsin Energy and the Company for the quarter ended September 30, 1996, which is incorporated herein by reference.

                        CERTAIN TERMS OF THE DEBENTURES

  The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under "Description of Debt Securities," to which description reference is hereby made.

  The Debentures will be unsecured general obligations of the Company and will be issued as a separate series of securities under an Indenture dated as of December 1, 1995 (the "Indenture") between the Company and Firstar Trust Company, as Trustee. At September 30, 1996, the Company had $100 million principal amount of Securities (as defined in the accompanying Prospectus) outstanding under the Indenture. At September 30, 1996, the Company had $1,003,443,000 of secured debt outstanding, and NSP-Wisconsin had $194,635,000 of secured debt outstanding which will be assumed by the Company, to the extent outstanding, upon consummation of the proposed merger between the Company and NSP-Wisconsin. The Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions. See "Description of New Bonds" in the accompanying Prospectus.

MATURITY AND INTEREST

  The Debentures will be limited to $200,000,000 aggregate principal amount and will mature on November 15, 2006. Each Debenture will bear interest from November 15, 1996 or from the most recent interest payment date to which interest has been paid, at the rate per annum specified on the cover page hereof, payable semi-annually on May 15 and November 15, commencing May 15, 1997, to the person in whose name such Debenture is registered at the close of business on the preceding May 1 and November 1, respectively.

NO REDEMPTION PRIOR TO MATURITY

  The Debentures will not be redeemable prior to maturity at the option of the Company or the holders thereof.

OTHER

  The Indenture provides that, so long as any of the Debentures remain outstanding, the Company will not, and will not permit any Subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien on any of its properties or assets now owned or hereafter acquired to secure any indebtedness, without making effective provision whereby the Debentures shall be equally and ratably secured, subject to termination upon defeasance and to certain other significant exceptions described under "Description of Debt Securities--Certain Covenants-- Limitations on Liens" in the accompanying Prospectus, including the possible issuance of additional First Mortgage Bonds. Future series of Securities issued under the Indenture may or may not have different covenants.

  The Debentures will be subject to defeasance under the conditions described in the Prospectus.

BOOK-ENTRY PROCEDURES

  The Debentures will be represented by one or more global securities registered in the name of DTC or its nominee. Book-Entry Interests in such global securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee for such global securities and on the records of DTC Participants. Except as described below and in the accompanying Prospectus, Debentures in definitive form will not be issued and owners of Book-Entry Interests will not be considered the holders thereof.

  The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the global securities.

  In the event that the book-entry system is discontinued, or DTC is at any time unwilling or unable to continue as depository, and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debentures in certificated form to owners of Book-Entry Interests in exchange for the Debentures held by DTC or its nominee, as the case may be.

  Settlement for the Debentures will be made by the Underwriters in immediately available funds. All payments of principal and interest on global securities will be made by the Company in immediately available funds.

  See "Book-Entry Only System" in the accompanying Prospectus.

                                 UNDERWRITING

  Under the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Debentures set forth opposite its name below:

      UNDERWRITER                                               PRINCIPAL AMOUNT
      -----------                                               ----------------
      Bear, Stearns & Co. Inc. ................................   $ 70,000,000
      Chase Securities Inc. ...................................   $ 40,000,000
      Salomon Brothers Inc ....................................   $ 40,000,000
      Robert W. Baird & Co. Incorporated.......................   $ 20,000,000
      Powell Capital Markets, Inc. ............................   $ 20,000,000
      Cleary Gull Reiland & McDevitt Inc.......................   $ 10,000,000
                                                                  ------------
          Total................................................   $200,000,000
                                                                  ============

  The Underwriting Agreement provides that the several obligations of the Underwriters to pay for and accept delivery of the Debentures are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters' obligations are such that they are committed to take and pay for all of the Debentures offered hereby if any are taken.

  The Underwriters have advised the Company that they propose to offer all or part of the Debentures directly to purchasers at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain securities dealers at such price less a concession not in excess of
 .40% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of .25% of the principal amount of the Debentures. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Debentures are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Debentures on a national securities exchange. The Company has been advised by the Underwriters that the Underwriters presently intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

                                LEGAL OPINIONS

  Cahill Gordon & Reindel (a partnership including a professional corporation), who will pass upon certain legal matters for the Underwriters, have acted and will continue to act as counsel to Wisconsin Energy in connection with various other matters.

PROSPECTUS

                       WISCONSIN ELECTRIC POWER COMPANY

                             FIRST MORTGAGE BONDS
                                DEBT SECURITIES

                               ----------------

  Wisconsin Electric Power Company (the "Company") may offer from time to time up to $400,000,000 aggregate principal amount of its First Mortgage Bonds (the "New Bonds") or its unsecured debt securities (the "Debt Securities") in one or more series in amounts, at prices and upon terms to be determined at the time or times of sale. The title, aggregate principal amount, maturity, interest rate, payment dates, redemption provisions, sinking fund, if any, and other terms of each series of the New Bonds or the Debt Securities will be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The Company may sell New Bonds or Debt Securities to or through underwriters or dealers and also may sell New Bonds or Debt Securities directly to other purchasers or through agents. The Prospectus Supplement relating to each series of New Bonds or Debt Securities will set forth the terms of the offering of the New Bonds or Debt Securities, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. The principal underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement relating to such series.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS.   ANY  REPRESENTATION  TO   THE  CONTRARY  IS  A
           CRIMINAL OFFENSE.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 22, 1995.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048 and copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. This Prospectus omits certain information contained in the Registration Statement on Form S-3 (the "Registration Statement") which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made for further information with respect to the Company, the New Bonds and the Debt Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-1245) are incorporated in this Prospectus by reference:

  (a) Annual Report on Form 10-K for the year ended December 31, 1994.

  (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

  (c) Current Report on Form 8-K dated as of August 25, 1995.

  All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Requests should be directed to Wisconsin Electric Power Company, at its principal executive office, 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201,
Attention: Ms. Ann Marie Brady, Secretary (telephone (800) 881-5882).

                                  THE COMPANY

  The Company is an operating public utility organized as a corporation under the laws of the State of Wisconsin. The Company is a subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"), which owns all of the Company's Common Stock, and is an affiliated company to Wisconsin Natural Gas Company ("Wisconsin Natural"), the gas utility subsidiary of Wisconsin Energy. The Company generates, transmits, distributes and sells electric energy in a territory of approximately 12,000 square miles with an estimated population as of December 31, 1994, of over 2,200,000 in southeastern (including the Milwaukee area), east central and northern Wisconsin and in the Upper Peninsula of Michigan. The Company also distributes and sells steam supplied by one of its power plants to space heating and processing customers in downtown Milwaukee. Wisconsin Energy is an exempt holding company by order of the Commission under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, as amended, and accordingly is exempt from the provisions of that Act, other than with respect to certain acquisitions of securities of a public utility. The Company's principal executive offices are located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201 (telephone (414) 221-2345). See "Recent Developments--Wisconsin Energy's Merger Agreement With Northern States Power Company" and "--Merger With Wisconsin Natural Gas Company" for discussions of pending business combinations.

                                USE OF PROCEEDS

  The net proceeds from the sale of New Bonds and Debt Securities will be added to the general funds of the Company and applied to the Company's continuing construction program and other capital requirements or, depending on market conditions, possible refunding of existing indebtedness. See note D to "Certain Summary Financial Information." Short-term indebtedness outstanding when net proceeds from the New Bonds and Debt Securities are received may be reduced through application of such proceeds. Proceeds from the New Bonds and Debt Securities may be temporarily invested pending disposition. Further information concerning the use of proceeds from the sale of each series of the New Bonds and Debt Securities will be set forth in the Prospectus Supplement relating to such series.

                     CERTAIN SUMMARY FINANCIAL INFORMATION

  The following summary financial information is qualified in its entirety by the financial statements and other information included in the documents incorporated by reference in this Prospectus.

                   CONDENSED INCOME AND RELATED INFORMATION
                      OF THE COMPANY FOR CERTAIN PERIODS

                                                                                TWELVE MONTHS
                                        YEAR ENDED DECEMBER 31,                     ENDED
                         ------------------------------------------------------ SEPTEMBER 30,
                            1990       1991       1992       1993     1994 (A)    1995 (B)
                         ---------- ---------- ---------- ---------- ---------- -------------
                                             (IN THOUSANDS EXCEPT RATIOS)
Operating Revenues...... $1,220,171 $1,305,795 $1,311,816 $1,361,934 $1,417,843  $1,437,881
Operating Income........ $  226,199 $  233,044 $  219,996 $  242,837 $  240,558  $  294,767
Net Income.............. $  185,918 $  181,569 $  161,742 $  177,925 $  166,945  $  217,765
Ratio of Earnings to
 Fixed Charges (C)......       4.3x       4.2x       3.7x       3.7x       3.5x        4.2x

            CAPITALIZATION OF THE COMPANY AT SEPTEMBER 30, 1995 AND
       AS OF THAT DATE AS ADJUSTED FOR THE NEW BONDS AND DEBT SECURITIES

                                                              AS ADJUSTED (D)
                                                           ---------------------
                                                  AMOUNT     AMOUNT   PERCENTAGE
                                                ---------- ---------- ----------
                                                   (IN THOUSANDS)
Long-Term Debt--due after one year (E)......... $1,157,682 $1,457,682    48.2%
Preferred Stock--redemption not required.......     30,451     30,451     1.0
Common Stock Equity............................  1,534,392  1,534,392    50.8
                                                ---------- ----------   -----
    Total Capitalization....................... $2,722,525 $3,022,525   100.0%
                                                ========== ==========   =====
Short-Term Debt (E)(F)......................... $  155,181 $   50,000     --
                                                ========== ==========   =====

--------
(A) Income/earnings for the fiscal year ended December 31, 1994 includes a pre-tax charge of $63.5 million for the Company's revitalization costs recorded in the first quarter of 1994. The charge primarily reflects the costs of severance and early retirement packages which are elements of a revitalization program undertaken by the Company in 1993.
(B) See "Recent Developments--Financial Results for the Twelve Months Ended September 30, 1995."
(C) For the purpose of computing this ratio, earnings consist of net income (including total Allowances for Funds Used During Construction) plus current and deferred income taxes, deferred investment tax credits and fixed charges. Fixed charges consist of interest charges, amortization of debt expenses, and amounts representing the interest factor of rental expense.
(D) By order dated November 11, 1993, the Public Service Commission of Wisconsin ("PSCW") authorized the issuance of up to $400 million aggregate principal amount of debt securities (including New Bonds and Debt Securities), subject to a condition that $100 million principal amount of such securities may only be issued for the advance purchase or refunding and/or provision for future refunding of currently outstanding debt securities. In September and October 1995, the Company issued $98.350 million aggregate principal amount of promissory notes in connection with the refunding of an equal amount of outstanding debt securities as authorized by the PSCW order. See "Recent Developments--1995 Tax Exempt Debt Refinancings." Consequently, the as adjusted amounts shown above reflect the net issuance of $300 million of additional long-term debt, which is also the approximate maximum amount of the securities covered by this Prospectus which may be issued without further authorization. The Company believes that, through a combination of Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien and the principal amount of unutilized retired Bonds, it will have sufficient capacity under the Mortgage (as defined below) to issue all of the debt securities authorized by the PSCW order as New Bonds, if so desired. See "Description of New Bonds--Additional Bonds." The Company has requested a two-year extension of the scheduled December 31, 1995 expiration date of the PSCW order, and of the related order of the Michigan Public Service Commission, to December 31, 1997.
(E) Does not include $50.8 million of long-term debt due currently.
(F) The "as adjusted" amount includes the $50 million loan under the Short Term Borrowing Agreement described in "Description of New Bonds--Regarding the Trustee."

                              RECENT DEVELOPMENTS

  Financial Results for the Twelve Months Ended September 30, 1995: Net income for the twelve months ended September 30, 1995 increased $50.8 million compared to the calendar year 1994 reflecting primarily the $63.5 million pre-tax ($39 million after-tax) charge for the Company's revitalization costs recorded in the first quarter of 1994 as described above. The results of operations for the twelve months ended September 30, 1995 are not necessarily indicative of the results which may be expected for the fiscal year ending December 31, 1995 because of seasonal and other factors.

  Wisconsin Energy's Merger Agreement with Northern States Power Company: On April 28, 1995, Wisconsin Energy, the Company's parent company, and Northern States Power Company, a Minnesota corporation ("Northern States"), entered into an Agreement and Plan of Merger, which was amended and restated as of July 26, 1995 (the "Merger Agreement"). The Merger Agreement provides for a strategic business combination involving Northern States and Wisconsin Energy in a "merger-of-equals" transaction. As a result, Wisconsin Energy will become a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended, and will change its name to Primergy Corporation ("Primergy"). Primergy will be the parent company of Northern States (which, for regulatory reasons, will reincorporate in Wisconsin), the Company (which will be renamed Wisconsin Energy Company) and the other subsidiaries of Northern States and Wisconsin Energy. The business combination is intended to be tax-free for income tax purposes and to be accounted for as a "pooling of interests."

  Under the terms of the Merger Agreement, based upon the capitalization of Wisconsin Energy and Northern States at the time the Merger Agreement was entered into, and the exchange ratio of 1.626 shares of Primergy common stock for each share of Northern States common stock, the transaction would result in the common shareholders of Northern States, as a group, receiving approximately 50% of the common equity of Primergy in exchange for their Northern States common stock and the common shareholders of Wisconsin Energy, as a group, owning the other 50% of the common equity of Primergy. The Company's outstanding Preferred Stock, which is publicly held, and Common Stock, all of which will continue to be owned by Primergy, will be unchanged in the transaction.

  Wisconsin Energy Company will include the operations of Wisconsin Natural, which is intended to be merged into the Company by January 1, 1996, as previously planned. See "--Merger With Wisconsin Natural Gas Company." Following the consummation of the transactions contemplated by the Merger Agreement, the headquarters of Primergy will be in Minneapolis, Minnesota. The headquarters of its two utility subsidiaries will remain in their current locations, Northern States' in Minneapolis, Minnesota and Wisconsin Energy Company's in Milwaukee, Wisconsin.

  Northern States is predominantly an operating public utility engaged, along with its most significant subsidiary, Northern States Power Company, a Wisconsin corporation ("NSP-Wisconsin"), in the generation, transmission and distribution of electricity throughout a 49,000 square mile service area and the distribution of natural gas in approximately 148 communities within this area. Northern States serves customers in Minnesota, North Dakota and South Dakota. NSP-Wisconsin provides electric and natural gas utility service to customers in Wisconsin and the Upper Peninsula of Michigan. Of the approximately 3,000,000 people served by Northern States and NSP-Wisconsin, the majority are concentrated in the Minneapolis-St. Paul, Minnesota metropolitan area. Northern States has several other subsidiaries including Viking Gas Transmission Company, a Delaware corporation, and NRG Energy, Inc., a Delaware corporation ("NRG"). NRG manages many of Northern States' non-utility energy subsidiaries. It is expected that NSP-Wisconsin will be merged into the Company (renamed Wisconsin Energy Company) and the remaining subsidiaries of Northern States will become subsidiaries of Primergy. As a result of such merger, the Company will assume NSP-Wisconsin's outstanding indebtedness on the effective date of the merger. See "Description of New Bonds--NSP-Wisconsin Mortgage." Pursuant to the Merger Agreement, Northern States, contemporaneously with its reincorporation in Wisconsin, will acquire certain utility assets from NSP-Wisconsin.

  Wisconsin Energy and Northern States recognize that the divestiture of their existing gas operations and certain non-utility operations is a possibility under the new registered holding company structure contemplated by the Merger Agreement, but will seek approval from the Commission to maintain such businesses. If divestiture is ultimately required, the Commission has historically allowed companies sufficient time to accomplish divestitures in a manner that protects shareholder value.

  The Merger Agreement is subject to various conditions, including the approval of various regulatory agencies. On July 10, 1995 Wisconsin Energy and Northern States filed an application and supporting testimony with the Federal Energy Regulatory Commission ("FERC") seeking approval of the proposed business combination. FERC has received a number of protests about and requests for hearings on the application to which Wisconsin Energy and Northern States have responded. The matter is pending. Applications for approval of the mergers contemplated by the Merger Agreement and related transactions, including, in the case of certain commissions, the issuance of securities in connection therewith, were filed in early August, 1995 with the Minnesota, Wisconsin, North Dakota and Michigan utility commissions. An application for disclaimer of jurisdiction was filed with the South Dakota utility commission concurrently with the other state applications. The PSCW has determined that it needs a full review of the Company's rates for the 1997 test year in connection with the consideration of the application for approval of the mergers contemplated by the Merger Agreement and related transactions. The Merger Agreement and certain related matters were approved by shareholders of Wisconsin Energy and Northern States at their respective meetings of shareholders held on September 13, 1995. Applications for license amendments and approvals relating to the proposed merger were filed with the Nuclear Regulatory Commission in late October 1995. Subject to obtaining all requisite approvals, Wisconsin Energy and Northern States anticipate completing this business combination late in 1996.

  Further information concerning the Merger Agreement and the transactions contemplated thereby is contained in the documents incorporated herein by reference. See "Incorporation Of Certain Documents By Reference." Detailed information with respect thereto is contained in the Joint Proxy Statement/Prospectus dated August 7, 1995 (contained in Wisconsin Energy's Registration Statement on Form S-4, Registration No. 33-61619) relating to the meetings of the shareholders of Northern States and Wisconsin Energy to vote on the Merger Agreement and related matters. Pro forma financial information related to the Company's pending business combinations with Wisconsin Natural and NSP-Wisconsin is included in the Company's Current Report on Form 8-K dated as of August 25, 1995, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, which are incorporated by reference in this Prospectus. Information in or incorporated in this Prospectus with respect to Northern States, its subsidiaries and the NSP-Wisconsin Mortgage (defined below) is based on or taken from public disclosures made by Northern States.

  Merger with Wisconsin Natural Gas Company: Wisconsin Energy intends to merge Wisconsin Natural, a wholly-owned subsidiary of Wisconsin Energy, into the Company to form a single combined utility subsidiary. All required regulatory approvals for the merger of Wisconsin Natural and the Company have been received. Completion of the planned Wisconsin Natural merger with the Company is expected to occur by January 1, 1996. Wisconsin Natural purchases, distributes, and sells natural gas to retail customers and transports customer-owned gas in three distinct service areas in Wisconsin: west and south of the City of Milwaukee; the Appleton area; and the Prairie du Chien area. Wisconsin Natural's service territory has an estimated population of over 1,100,000 and is largely within the electric service area of the Company. As a result of the merger, the Company will assume Wisconsin Natural's outstanding indebtedness on the effective date of the merger. See "Description of New Bonds--Wisconsin Natural Debt Indentures."

  1995 Tax Exempt Debt Refinancings: On August 29, 1995, the Company called for optional redemption $98.350 million aggregate principal amount of fixed rate tax exempt bonds issued by three political jurisdictions on the Company's behalf that were secured by issues of the Company's First Mortgage Bonds with terms corresponding to the tax exempt bonds called for redemption. During September and October 1995, the three political jurisdictions issued $98.350 million aggregate principal amount of new tax exempt bonds on behalf of the Company, collateralized by unsecured variable rate promissory notes issued by the Company with terms corresponding to the respective issues of the refunding tax exempt bonds, the proceeds of which were used to finance such optional redemptions. The First Mortgage Bonds which collateralized the redeemed tax exempt bonds have also been cancelled.

                           DESCRIPTION OF NEW BONDS

  The New Bonds will be issued under the Mortgage and Deed of Trust dated October 28, 1938 between the Company and Firstar Trust Company (formerly First Wisconsin Trust Company), as Trustee, as amended and supplemented and as to be supplemented by one or more Supplemental Indentures creating series of New Bonds (collectively, the "Mortgage"). At September 30, 1995, the aggregate principal amount of Bonds outstanding under the Mortgage was $1,024,443,000.

  The following statements about the Mortgage and the New Bonds are summary outlines of provisions contained therein, do not purport to be complete and are qualified by reference thereto. The specific references below are to provisions of the Mortgage unless otherwise indicated. Certain terms used below are defined in the Mortgage. The term "Bonds" refers to Bonds issued under the Mortgage, as amended and supplemented from time to time. Copies of the documents constituting the Mortgage are filed as exhibits to the Registration Statement or documents incorporated by reference in this Prospectus.

  The New Bonds. The New Bonds of any series will be issued in aggregate principal amount, will mature and bear interest, and will be redeemable (if issued with redemption provisions) at the option of the Company, at the prices and on the other terms as to be set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement will also indicate whether the New Bonds of such series will be originally issued solely in book-entry form as described under "Book-Entry Only System" below.

  The New Bonds will be available only in fully registered form, without coupons, in the denomination of $1,000 or any multiple thereof. The Company will not impose charges for exchanges of New Bonds.

  Principal and interest on the New Bonds will be payable in lawful money of the United States, at the agency of the Company in the City of Milwaukee; provided, however, at the option of the Company, payment of interest on any New Bond may be made by check, mailed to the person entitled thereto at such address as shall appear on the transfer register, or as otherwise may be provided for in the Supplemental Indenture creating a series of New Bonds. The interest paid on a New Bond on any interest payment date will, with certain exceptions, be payable to the person in whose name such New Bond is registered at the close of business on the last business day which is more than ten days prior to such date.

  Security. In the opinion of Walter T. Woelfle, Director-Legal Services Department of the Company, the New Bonds will be secured, together with all other Bonds now or hereafter issued under the Mortgage, by a valid and direct first lien (subject to certain leases, Permitted Liens and other minor matters) on substantially all the properties and franchises of the Company, other than cash, accounts receivable and other liquid assets, securities not specifically pledged, and electric energy, materials, supplies or other products produced or purchased by the Company for use, sale or lease. At September 30, 1995, the gross amount (before depreciation) at which the properties subject to the lien of the Mortgage were carried in the Company's utility plant accounts was approximately $4,569,541,000. The Mortgage contains provisions subjecting to the lien thereof after-acquired property (other than property of types excepted as indicated above). (Granting Clauses and Excepted Property)

  Additional Bonds. Additional Bonds ranking equally with the New Bonds may be issued for an aggregate principal amount up to (i) 60% of the amount of Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien which the Company elects to use for such purpose, (ii) the amount of cash which the Company deposits with the Trustee for such purpose, and (iii) the previously unutilized amount of Bonds retired or to be retired (except out of trust moneys). (Art. III, Sections 4, 5 and 6) Cash so deposited may be withdrawn upon the bases and up to the amounts indicated in the foregoing clauses (i) and (iii). (Art. VIII, Section 3)

  Additional Bonds may not be issued unless Net Earnings of the Company Available for Interest for a specified twelve-month period shall have been at least equal to the greater of twice the annual interest charges on, or 10% of the principal amount of, all Bonds and Prior Lien Bonds then outstanding and then being issued, unless (i) such Additional Bonds are being issued to refund Bonds or to refund a Prior Lien which simultaneously becomes a Funded Prior Lien on Property Additions used for such issuance, and (ii) application to issue Additional Bonds for either of these refunding purposes is made within two years prior to the maturity of the Bonds or Prior Lien Bonds being refunded. (Art. III, Sections 3, 4(h) and 6(b); Fifth Supp. Ind., Art. VI)

  The New Bonds are to be issued against 60% of the Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien or the principal amount of unutilized retired Bonds. Before reflecting the assumed issuance of any of the New Bonds, as of September 30, 1995, the amount of such Property Additions available for issuance of Bonds under the Mortgage was approximately $529,762,000, sufficient under this 60% provision for the issuance of approximately $317,857,000 principal amount of Additional Bonds. In addition, approximately $1,146,407,000 of Additional Bonds could be issued under the Mortgage on the basis of Bonds retired on or before that date.

  Prior Lien Bonds secured by an Unfunded Prior Lien may be issued under the circumstances and subject to the limitations provided in the Mortgage. (Art. IV, Section 16)

  Dividend Restriction. So long as any New Bonds are outstanding, the Company may not declare any dividend on its Common Stock (other than in Common Stock) or make any other distribution on, or acquire for value any shares of its Common Stock (except in exchange for Common Stock), if after giving effect thereto the aggregate of all such dividends, distributions or acquisitions during the period commencing October 1, 1995 and ending on the last day of the third month preceding the month in which any such dividend, distribution or acquisition is paid or made shall exceed the sum of $1,000,935,697 plus the net income of the Company during such period applicable to its Common Stock. (Art. IV or other designated article of each Supplemental Indenture creating series of New Bonds)

  Default. Events of default under the Mortgage are: (i) default in the payment of the principal of any Bond; (ii) default in the payment of any installment of interest on any Bond or in the payment or satisfaction of any sinking, improvement, maintenance or analogous fund and the continuation thereof for a period of 30 days; (iii) default by the Company in the performance or observance of any of the covenants, agreements or conditions in the Mortgage or Bonds and the continuation thereof for 60 days after written notice from the Trustee or the holders of 15% in amount of the outstanding Bonds; (iv) default in the payment of principal of or interest on any Prior Lien Bonds and the continuation thereof beyond the period of grace in such Bonds; (v) certain events in bankruptcy, assignments for the benefit of creditors and establishments of receiverships or similar arrangements; (vi) failure to discharge or provide for the discharge of a final judgment in excess of $100,000 within 30 days of the rendering thereof or affirmance thereof on appeal; and (vii) termination of the Company's corporate franchise without transferring its assets before or within 120 days after such termination to a successor corporation. (Art. IX, Section 1) The Company is required to furnish the Trustee, not less than annually, a brief certificate as to the Company's compliance with all conditions and covenants under the Mortgage.

  In case of an event of default, either the Trustee or the holders of 25% in amount of the outstanding Bonds may declare the principal of all Bonds due and payable, but the holders of a majority may, under certain circumstances, rescind such acceleration if such event of default has been cured. No holder of Bonds may enforce the lien of the Mortgage unless such holder has given the Trustee written notice of default and unless the holders of 25% in amount of the outstanding Bonds have requested the Trustee in writing to act, such holder or holders have offered the Trustee security and indemnity satisfactory to it and the Trustee has not acted within a reasonable time. (Art. IX, Sections 1 and 12)

  Modification of Mortgage. With the consent of holders of 66 2/3% in amount of the Bonds entitled to vote then outstanding, and holders of 66 2/3% in amount of the Bonds of each series entitled to vote then outstanding and affected if less than all of such series are affected, the Mortgage may be changed, except to affect the terms of payment of the principal or interest on any Bond or to reduce the percentage in amount of Bonds required to effect any change. (Art. XV, Section 6, as amended by Twenty-Second Supp. Ind., effective October 5, 1995)

  Certain additional modifications of the Mortgage set forth in the Twenty-Second Supplemental Indenture were made effective by a resolution adopted at a meeting of Bondholders called at the Company's request and held on October 23, 1992, following approval by the Board of Directors of the Company on October 28, 1992. The amendments, in general terms: amend the definition of "Board of Directors" to include a Committee of the Board; broaden the definition of "Property Additions" by adding the phrase "gas (either natural or artificial)" so that such definition refers in part to property "used or useful for the business of generating, manufacturing, transmitting, distributing or supplying electricity, gas (either natural or artificial) or steam," by deleting a requirement that the properties be located in, or directly connected with properties located in, Wisconsin, by including certain leasehold interests in electric and gas plants and other properties, and by deleting an exclusion for gas properties and adding a definition of transportation properties; require certain opinions of counsel to refer to pipelines; increase to $250,000 the amount above which certain insured losses must be payable to the Trustee; permit the issuance of certain prior lien bonds secured by purchase money mortgage on certain conditions; and permit Bondholders' action by written consent.

  Certain further modifications of the Mortgage set forth in the Twenty-Sixth Supplemental Indenture became effective on October 5, 1995 when the last Bonds of any series created prior to January 15, 1988 were redeemed and ceased to be outstanding. (Twenty-Sixth Supp. Ind., Art. VI) These amendments provide more flexibility in setting forth in an engineer's certificate the time period during which gross property additions were purchased, constructed or otherwise acquired by the Company in connection with a Company request to withdraw monies held by the Trustee, and alter the ratio used to determine the dollar amount of funds that the Company may request the Trustee to pay over to the Company on the basis of refundable Bonds.

  Certain additional modifications of the Mortgage set forth in Art. VII of the Thirty-Third Supplemental Indenture will become effective upon the earlier of the date when no Bonds of any series created prior to October 1, 1992 remain outstanding or the date such modifications are consented to by Bondholders. Such modifications will, in general, (i) allow for the issuance of Additional Bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Addition Not Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the Mortgage, (ii) permit the issuance of Prior Lien Bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the Mortgage, (iii) allow the Company to acquire property subject to any Unfunded Prior Lien, if at the time of acquisition the principal amount of outstanding indebtedness subject to such lien or liens does not exceed 70% (as compared to 60% currently) of the lesser of the cost or fair value to the Company of the property of the nature of Property Additions subject to such lien or liens, (iv) amend the definitions of "Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien" and "Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien" by changing the ratio to be applied to certain dollar amounts in each definition's calculation from ten-sixths to ten-sevenths, (v) provide that, in the case of a proposed merger in which the Company would not be the survivor, such a transaction may not occur if the principal amount of indebtedness outstanding immediately after the merger subject to a lien or liens prior to that of the Company's exceeds 70% (as compared to 60% currently) of the lesser of cost or fair value of the property of the nature of Property Additions then owned by the survivor, and (vi) make certain conforming and other changes. Each holder of a

New Bond shall be deemed to have consented to all such modifications. An aggregate of $303,443,000 principal amount of Bonds of series created prior to October 1, 1992 were outstanding as of October 5, 1995.

  Wisconsin Natural Debt Indentures. In conjunction with the anticipated merger of Wisconsin Natural with and into the Company (see "Recent Developments--Merger With Wisconsin Natural Gas Company"), the Company will assume Wisconsin Natural's outstanding indebtedness under, and agree to abide by all of the applicable terms and conditions of, the Mortgage and Deed of Trust dated June 1, 1950 between Wisconsin Natural and Firstar Trust Company, as Trustee, as amended and supplemented (the "Wisconsin Natural Mortgage"), and the Debt Securities Indenture dated as of September 1, 1992 between Wisconsin Natural and Firstar Trust Company, as Trustee, as supplemented (the "Wisconsin Natural DSI"). At September 30, 1995, the aggregate principal amounts of First Mortgage Bonds outstanding under the Wisconsin Natural Mortgage and Debentures outstanding under the Wisconsin Natural DSI were $10,000,000 and $57,000,000, respectively. After such merger, the lien of the Wisconsin Natural Mortgage will continue to constitute a prior lien upon all the properties and franchises acquired by the Company that were subject to the lien of the Wisconsin Natural Mortgage immediately prior to the merger, and upon all additions, extensions, improvements, repairs and replacements to the properties included in Wisconsin Natural's trust estate immediately prior to the merger. The lien of the Wisconsin Natural Mortgage will not extend to the other assets of the Company after the merger unless the Company issues additional First Mortgage Bonds or exercises certain other privileges under the Wisconsin Natural Mortgage. The Company does not expect to take any action which would extend the lien of the Wisconsin Natural Mortgage to Company property not acquired from Wisconsin Natural in the merger. Under the terms of the Wisconsin Natural DSI, which does not currently subject any property to a lien, certain restrictive covenants setting forth limitations on the existence and creation of liens, the issuance of First Mortgage Bonds and the entering into sale and leaseback transactions will terminate upon consummation of the merger with the Company.

  NSP-Wisconsin Mortgage. In conjunction with the anticipated merger of NSP-Wisconsin into the Company (see "Recent Developments--Wisconsin Energy's Merger Agreement With Northern States Power Company"), the Company will assume NSP-Wisconsin's outstanding indebtedness under, and agree to abide by all of the applicable terms and conditions of, the Supplemental and Restated Trust Indenture dated March 1, 1991 between NSP-Wisconsin and Firstar Trust Company, as Trustee, as supplemented (the "NSP-Wisconsin Mortgage"). At September 30, 1995, the aggregate principal amount of First Mortgage Bonds outstanding under the NSP-Wisconsin Mortgage was $194,635,000. After such merger, the lien of the NSP-Wisconsin Mortgage will continue to constitute a prior lien upon all the properties and franchises acquired by the Company that were subject to the lien of the NSP-Wisconsin Mortgage immediately prior to the merger, and upon all extensions and additions appurtenant to the property acquired from NSP-Wisconsin, as well as such franchises, repairs and additional properties as may be acquired by the Company pursuant to covenants contained in the NSP-Wisconsin Mortgage to maintain, renew and preserve the franchises covered by the NSP-Wisconsin Mortgage and to maintain such mortgaged and pledged property in adequate repair, working order and condition. The lien of the NSP-Wisconsin Mortgage will not extend to other assets of the Company after the merger unless the Company issues additional First Mortgage Bonds under the NSP-Wisconsin Mortgage. The Company does not expect to issue additional First Mortgage Bonds under the NSP-Wisconsin Mortgage after consummation of the merger.

  Regarding the Trustee. The Trustee provides services for the Company and certain affiliates, including its parent, Wisconsin Energy, and Wisconsin Energy's other utility subsidiary, Wisconsin Natural, as a depository of funds, registrar, trustee under other indentures and similar services. The Trustee or certain affiliates of the Trustee may make loans to the Company from time to time. The Company and the Trustee have entered into a Short Term Borrowing Agreement providing for the Trustee to make loans to the Company from time to time. The aggregate principal balance outstanding at any time on all loans made pursuant to the Short Term Borrowing Agreement may not exceed $50,000,000. As of September 30, 1995, a loan for $50,000,000 was outstanding under the Short Term Borrowing Agreement. Firstar Trust Company is also the trustee under the Indenture (as defined below) providing for the Debt Securities. See "Description of Debt Securities--Regarding the Trustee." The Trustee also presently acts as trustee for the Company's and Wisconsin Natural's master pension trust, the decommissioning trust fund for the Company's Point Beach Nuclear Plant and certain other employee benefit trusts. The Trustee also serves as trustee under the Wisconsin Natural Mortgage and NSP-Wisconsin Mortgage. Geneva B. Johnson, a director of the Company and Wisconsin Energy, is also a director of an affiliate of the Trustee.

  The holders of a majority of the outstanding Bonds have the right to direct the time, method and place of conducting any proceeding for any remedy open to the Trustee and of exercising any power or trust conferred upon the Trustee under the Mortgage. (Art. IX, Section 11) Subject to the duty of the Trustee to act with the required standard of care during a default, the Trustee is under no obligation to exercise any trust or power of the Mortgage at the request, order or direction of any of the Bondholders unless such Bondholders provide security or indemnity satisfactory to the Trustee against any costs, expenses and liabilities to be incurred. (Art. XIII, Sections 1(d) and 2)

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") between the Company and Firstar Trust Company, as Trustee, the form of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are qualified in their entirety by express reference to the Indenture and the Securities Resolutions or the indentures supplemental thereto (copies of which have been or will be filed with the Commission). Certain terms defined in the Indenture are used in this summary without definition.

  The term "Securities," as used under this caption, refers to all Securities issued under the Indenture and includes the Debt Securities.

  General. The Indenture will not limit the amount of Securities that can be issued thereunder and provides that the Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions or supplemental indentures creating such series. As of the date of this Prospectus, there were no Securities outstanding under the Indenture. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company. Although the Indenture provides for the possible issuance of Securities in other forms or currencies, the only Securities covered by this Prospectus will be Securities denominated in U.S. dollars in registered form without coupons.

  Substantially all of the fixed properties and franchises of the Company are subject to the lien of the Mortgage under which the Company's First Mortgage Bonds are outstanding. See "Description of New Bonds."

  Terms. Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations;
(2) the price at which such Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;
(6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company; (9) the terms of any redemption at the option of Holders; (10) whether such Securities are to be issuable as registered Securities, bearer Securities, or both, and whether and upon what terms any registered Securities may be exchanged for bearer Securities and vice versa; (11) whether such Securities are to be represented in whole or in part by a Security in global form and, if so, the terms thereof and the identity of the depositary ("Depositary") for any global Security; (12) any tax indemnity provisions; (13) if the Securities provide that payments of principal or interest may be made in a currency other than that in which Securities are denominated, the manner for determining such payments; (14) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (15) whether and upon what terms Securities may be defeased; (16) whether the covenant referred to below under "Certain Covenants--Limitations on Liens" applies, and any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (17) provisions for electronic issuance of Securities or for Securities in uncertificated form; and (18) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Securities. (Section 2.01)

  The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Global Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for Securities in definitive form, a global Security may not be transferred except as a whole by the Depositary to a nominee or a successor depositary. (Section 2.12) The specific terms of the depositary arrangement with respect to any Securities of a series will be described in the Prospectus Supplement relating to the series.

  Securities of any series may be issued as registered Securities, bearer Securities or uncertificated Securities, as specified in the terms of the series. (Section 2.01) Unless otherwise indicated in the Prospectus Supplement, registered Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Securities will be issued in denominations of $5,000 and whole multiples thereof. One or more global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Securities of the series to be represented by such global Security or Securities. (Section 2.12)

  In connection with its original issuance, no bearer Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(3). (Section 2.04)

  For purposes of this Prospectus, unless otherwise indicated, "United States" means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. "United States person" means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Securities will be described in the Prospectus Supplement relating thereto.

  To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, principal and interest on bearer Securities will be payable only upon surrender of bearer Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice. (Section 2.04)

  Registration of transfer of registered Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07) Bearer Securities and the coupons related thereto will be transferable by delivery.

  Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities. "Discounted Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount.

  Certain Covenants. The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the amount of unsecured debt that the Company can incur. As indicated under "General" above, substantially all of the fixed properties and franchises of the Company are subject to the lien of the Mortgage securing the Company's First Mortgage Bonds.

  As discussed below, the Indenture includes certain limitations on the Company's ability to create liens. Such limitations will apply if the Securities Resolution establishing the terms of a series so provides. If applicable, the limitations are subject to a number of qualifications and exceptions. The Indenture does not limit the Company's ability to issue additional First Mortgage Bonds or to enter into sale and leaseback transactions.

  The covenant described below will apply if so indicated in a Prospectus Supplement. Any obligations thereunder are subject to termination upon defeasance. See "Legal Defeasance and Covenant Defeasance" below. Also, unless otherwise indicated in a Prospectus Supplement, such covenant, if applicable, does not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Securities.

  Limitation on Liens. The Indenture provides that, so long as there remain outstanding any Securities of any series to which this limitation applies, and subject to termination as referred to above, the Company will not, and will not permit any Subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien (collectively, "Lien") on any of its properties or assets now owned or hereafter acquired to secure any indebtedness, without making effective provision whereby the Securities of such series shall be equally and ratably secured. (At the date of this Prospectus, the Company had no Subsidiaries.) This restriction does not apply to or prevent the creation or existence of (1) the Mortgage securing the Company's First Mortgage Bonds or any indenture supplemental thereto subjecting any property to the Lien thereof or confirming the Lien thereof upon any property, whether owned before or acquired after the date of the Indenture; (2) Liens on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a Subsidiary at the date it became a Subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of any such Liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto; (3) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of Liens (including, without limitation, the Mortgage) permitted by the foregoing clauses (1) and (2); (4) the pledge of any bonds or other securities at any time issued under any of the Liens permitted by clauses (1), (2) or (3) above; or (5) Permitted Encumbrances. (Section 4.07)

  "Permitted Encumbrances" include, among other items, (a) the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers' installment paper, (b) Liens affixing to property of the Company or a Subsidiary at the time a Person consolidates with or merges into, or transfers all or substantially all of its assets to, the Company or a Subsidiary, provided that in the opinion of the Board of Directors of the Company or Company management (evidenced by a certified Board resolution or an Officers' Certificate delivered to the Trustee) the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the Lien; and (c) Liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect thereto, the aggregate of all obligations of the Company and its Subsidiaries secured thereby does not exceed 10% of Tangible Net Worth. "Tangible Net Worth" means (i) common stockholders' equity appearing on the most recent balance sheet of the Company (or consolidated balance sheet of the Company and its Subsidiaries if the Company then has one or more consolidated Subsidiaries) prepared in accordance with generally accepted accounting principles less (ii) intangible assets (excluding intangible assets recoverable through rates as prescribed by applicable regulatory authorities). (Section 4.06)

  Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

  Other Covenants. Any other restrictive covenants which may apply to a particular series of Securities will be described in the Prospectus Supplement relating thereto.

  Successor Obligor. The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Securities, the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the Person is organized under the laws of the United States or a State thereof; (2) the Person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Securities and any coupons; and (3) immediately after the transaction no Default (as defined) exists. The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Securities and any coupons shall terminate. (Section 5.01)

  Exchange of Securities. Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

  To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this Prospectus, it is expected that the terms of a series of Securities will not permit registered Securities to be exchanged for bearer Securities.

  Defaults and Remedies. Unless the Securities Resolution establishing the series otherwise provides, an "Event of Default" with respect to a series of Securities will occur if:

    (1) the Company defaults in any payment of interest on any Securities of the series when the same becomes due and payable and the Default continues for a period of 60 days;

    (2) the Company defaults in the payment of the principal of any Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

    (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Securities of a series as required by the Securities Resolution establishing such series and the Default continues for a period of 60 days;

    (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 90 days after the notice specified below;

    (5) the Company pursuant to or within the meaning of any Bankruptcy Law:

      (A) commences a voluntary case,

      (B) consents to the entry of an order for relief against it in an involuntary case,

      (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

      (D) makes a general assignment for the benefit of its creditors;

    (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

      (A) is for relief against the Company in an involuntary case,

      (B) appoints a Custodian for the Company or for all or substantially all of its property, or

      (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days; or

    (7) there occurs any other Event of Default provided for in the series. (Section 6.01)

  The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

  "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Securities of the series may direct the Trustee in its exercise of any trust or power. (Section 6.05) The Trustee may withhold from Securityholders of the series notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest. (Section 7.04) The Company is required to furnish the Trustee, not less than annually, a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 4.04)

  The failure to redeem any Securities subject to a Conditional Redemption (as defined) is not an Event of Default if any event on which such redemption is so conditioned does not occur before the redemption date. (Section 6.01)

  The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt would not constitute an Event of Default.

  Amendments and Waivers. The Indenture and the Securities or any coupons of the series may be amended, and any default may be waived as follows: The Securities and the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Securities of all series affected voting as one class. (Section 9.02) A Default on a series may be waived with the consent of the holders of a majority in principal amount of the Securities of the series. (Section 6.04) However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Security, (3) change the fixed maturity of any Security, (4) reduce the principal of any non-Discounted Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Security is payable, or (6) waive any Default in payment of interest on or principal of a Security. (Sections 6.04 and 9.02) Without the consent of any Securityholder, the Indenture, the Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder. (Section 9.01)

  Legal Defeasance and Covenant Defeasance. Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen Securities and coupons and to maintain agencies in respect of the Securities) with respect to the Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Securities and coupons of the series under the covenant described under "Certain Covenants--Limitations on Liens" and any other restrictive covenants which may be applicable to a particular series ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenant described under "Certain Covenants--Limitations on Liens" or any other restrictive covenants which may be applicable to a particular series. (Section 8.01)

  To exercise either defeasance option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

  Regarding the Trustee. Firstar Trust Company will act as Trustee and Registrar for Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs during the six-month period. (Section 7.07) The Trustee is also trustee under the Mortgage for the Company's First Mortgage Bonds, including the New Bonds, and provides services for the Company and certain affiliates, including Wisconsin Energy and Wisconsin Natural, as a depository of funds, registrar, trustee under other indentures and similar services. See "Description of New Bonds-- Regarding the Trustee."

                            BOOK-ENTRY ONLY SYSTEM

  The New Bonds and Debt Securities of any series may be issued initially in the form of one or more global securities under a book-entry only system operated by a securities depository. Unless otherwise specified in the Prospectus Supplement, The Depository Trust Company ("DTC") will act as securities depository for the New Bonds and Debt Securities, which would be registered in the name of CEDE & Co., as registered securityholder and nominee for DTC. Individual purchases of Book-Entry Interests (as herein defined) in any such New Bonds or Debt Securities will be made in book-entry form. Purchasers of Book-Entry Interests in such New Bonds or Debt Securities will not receive certificates representing their interests in such New Bonds or Debt Securities. So long as CEDE & Co., as nominee of DTC, is the securityholder, references herein to holders of the Bonds or Debt Securities or registered owners will mean CEDE & Co., rather than the owners of Book-Entry Interests in New Bonds or Debt Securities.

  DTC is a limited purpose trust company organized under the banking laws of the State of New York and a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited by its participants (the "DTC Participants") and facilitates the settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (including, possibly, the underwriters with respect to the New Bonds or Debt Securities), together with the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

  DTC Participants purchasing Book-Entry Interests (as defined below) in any New Bonds or Debt Securities will not receive certificates. Each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in such New Bonds or Debt Securities, which will be confirmed in accordance with DTC's standard procedures. The ownership interest of each actual purchaser of a Book-Entry Interest in a New Bond or Debt Security (the "Book-Entry Interests") will be recorded through the records of the DTC Participant or through the records of the Indirect Participant. Owners of Book-Entry Interests should receive from the DTC Participant or Indirect Participant a written confirmation of their purchase providing details of the Book-Entry Interests acquired. Transfers of Book-Entry Interests will be accomplished by book entries made by the DTC Participants or Indirect Participants who act on behalf of the owners of Book-Entry Interests. Owners of Book-Entry Interests will not receive certificates representing their ownership of Book-Entry Interests with respect to any New Bonds or Debt Securities except as described below upon the resignation of DTC.

  Under the Mortgage and Indenture, payments made by the respective Trustee to DTC or its nominee will satisfy the Company's obligations under the Mortgage or Indenture, as the case may be, to the extent of the payments so made. Owners of Book-Entry Interests will not be or be considered by the Company or the respective Trustee to be, and will not have any rights as, holders of New Bonds under the Mortgage or Debt Securities under the Indenture, as the case may be.

  NEITHER THE COMPANY NOR THE TRUSTEE UNDER THE MORTGAGE AND INDENTURE WILL HAVE ANY RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR ANY OWNER OF A BOOK-ENTRY INTEREST OR ANY OTHER PERSON NOT SHOWN ON THE REGISTRATION BOOKS OF SUCH TRUSTEE AS BEING A HOLDER OF NEW BONDS OR DEBT SECURITIES WITH RESPECT TO: (1) ANY NEW BONDS OR DEBT SECURITIES, AS THE CASE MAY BE; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY OWNER OF A BOOK-ENTRY INTEREST IN RESPECT OF THE PRINCIPAL OR REDEMPTION PRICE OF OR INTEREST ON SUCH NEW BONDS OR DEBT SECURITIES; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY OWNER OF A BOOK-ENTRY INTEREST WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE MORTGAGE OR INDENTURE TO BE GIVEN TO HOLDERS OF NEW BONDS OR DEBT SECURITIES; (5) THE SELECTION OF THE OWNERS OF A BOOK-ENTRY INTEREST TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF ANY NEW BONDS OR DEBT SECURITIES; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC OR ITS NOMINEE AS HOLDER OF NEW BONDS OR DEBT SECURITIES.

  Principal and redemption price of, and interest payments on, New Bonds and Debt Securities registered in the name of DTC or its nominee will be made to DTC or such nominee, as registered owner of such New Bonds or Debt Securities. DTC is responsible for disbursing such payments to the appropriate DTC Participants and such DTC Participants, and any Indirect Participants, are in turn responsible for disbursing the same to the owners of Book-Entry Interests. Unless it has reason to believe it will not receive payment, DTC's current practice is to credit the accounts of the DTC Participants on a payment date in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to owners of Book-Entry Interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant and not of DTC, the Company or the respective Trustee, subject to any statutory and regulatory requirements as may be in effect from time to time.

  DTC Participants and Indirect Participants carry the "position" of the ultimate Book-Entry Interest owner on their records, and will be responsible for providing information to the ultimate Book-Entry Interest owner as to the New Bonds or Debt Securities in which the Book-Entry Interest is held, debt service payments received, and other information. Each person for whom a DTC Participant or Indirect Participant acquires an interest in New Bonds or Debt Securities, as nominee, may desire to make arrangements with such DTC Participant or Indirect Participant to receive a credit balance in the records of such DTC Participant or Indirect Participant, to have all notices of redemption or other communications to or by DTC which may affect such persons forwarded in writing by such DTC Participant or Indirect Participant, and to have notification made of all debt service payments.

  Purchases, transfers and sales of Book-Entry Interests by the ultimate Book-Entry Interest owners may be made through book entries made by DTC Participants or Indirect Participants or others who act for the ultimate Book-Entry Interest owner. The Trustee under the Mortgage and Indenture, the Company and the underwriters, as such, have no role in those purchases, transfers or sales.

  Owners of Book-Entry Interests may be charged a sum sufficient to cover any tax, fee, or other governmental charge that may be imposed in relation to any transfer or exchange of a Book-Entry Interest.

  Each Trustee will recognize and treat DTC (or any successor securities depository) or its nominee as the holder of New Bonds and Debt Securities registered in its name or the name of its nominee for all purposes, including payment of debt service, notices, enforcement of remedies and voting. Under DTC's current practice, a proxy will be given to the DTC Participants holding Book-Entry Interests in New Bonds and Debt Securities in connection with any matter on which holders of such New Bonds or Debt Securities are asked to vote or give their consent. Crediting of debt service payments and transmittal of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to the ultimate Book-Entry Interest owners are the responsibility of those persons and will be handled by arrangements among them and are not the responsibility of either Trustee, the Company or any underwriter, as such.

  Each Trustee, so long as a book-entry system is used for any series of New Bonds or Debt Securities, will send any notice of redemption and any other notices required by the Mortgage or Indenture to be sent to holders of such New Bonds or Debt Securities, respectively, only to DTC (or such successor securities depository) or its nominee. Any failure of DTC to advise any DTC Participant, or of any DTC Participant or Indirect Participant to notify the Book-Entry Interest owner, of any such notice and its content or effect will not affect the validity of the redemption of the New Bonds or Debt Securities called for redemption, or any other action premised on that notice. In the event of a call for redemption, the Trustee's notification to DTC will initiate DTC's standard call process, and, in the event of a partial call, its lottery process by which the call will be randomly allocated to DTC Participants holding positions in the New Bonds or Debt Securities to be redeemed. When DTC and DTC Participants allocate the call for redemption, the owners of the Book-Entry Interests that have been called should be notified by the broker or other person responsible for maintaining the records of those interests and subsequently credited by that person with the proceeds once such New Bonds or Debt Securities are redeemed.

  The Company, the Trustee under the Mortgage and Indenture and any underwriter or agent cannot and do not give any assurances that DTC, DTC Participants or others will distribute payments of debt service on New Bonds or Debt Securities made to DTC or its nominee as the registered owner, or any redemption or other notices, to the Book-Entry Interest owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this Prospectus.

  The Company understands that the current "Rules" applicable to DTC are on file with the Commission, and that the current "Procedures" of DTC to be followed in dealing with DTC Participants are on file with DTC.

  If DTC is at any time unwilling or unable to continue as depository, and a successor depository is not appointed by the Company within 90 days, the Company will issue individual certificates to owners of Book-Entry Interests in exchange for the New Bonds or Debt Securities held by DTC or its nominee, as the case may be. In such instance, an owner of a Book-Entry Interest will be entitled to physical delivery of certificates equal in principal amount to such Book-Entry Interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $1,000 or any multiple thereof.

  Neither the Company, the Trustee under the Mortgage and Indenture nor any underwriter makes any representation as to the accuracy of the above description of DTC's business, organization and procedures, which is based upon information furnished by DTC.

                             PLAN OF DISTRIBUTION

  The Company may sell New Bonds and Debt Securities to or through underwriters or dealers and also may sell New Bonds and Debt Securities directly to other purchasers or through agents.

  The distribution of New Bonds and Debt Securities of any series may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of New Bonds and Debt Securities, underwriters may receive compensation from the Company or from purchasers of New Bonds and Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of New Bonds and Debt Securities may be deemed to be "underwriters", and any discounts or commissions received by them from the Company and any profit on the resale of New Bonds and Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act.

  The Prospectus Supplement relating to each series of New Bonds will also set forth the terms of the offering of the New Bonds of each series, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. The principal underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement relating to such series and only the underwriters named in such Prospectus Supplement are deemed to be underwriters in connection with the New Bonds offered thereby.

  The Prospectus Supplement relating to each series of Debt Securities will also set forth the terms of the offering of the Debt Securities of each series, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions and any other discounts or concessions to be allowed or re-allowed to dealers. The principal underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement relating to such series and only the underwriters named in such Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds or Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of New Bonds and Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereto. Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

  The New Bonds and Debt Securities are not proposed to be listed on a securities exchange, and any underwriters will not be obligated to make a market in the New Bonds and Debt Securities. The Company cannot predict the activity or liquidity of any trading in the New Bonds and Debt Securities.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  Future audited financial statements incorporated in this Prospectus by reference to future filings under the Exchange Act, as provided under "Incorporation of Certain Documents by Reference" above, will be so incorporated in reliance on the related report or reports of the firm of independent accountants auditing such financial statements, given on such authority of such firm, if and to the extent such filings include the consent of such firm to the incorporation of such report or reports herein.

                                LEGAL OPINIONS

  Certain legal matters in connection with the New Bonds and Debt Securities will be passed upon for the Company by Walter T. Woelfle, Director-Legal Services Department of the Company, James D. Zakrajsheck, Counsel of the Company, or A. William Finke, Counsel of the Company, and by Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin. Certain legal matters in connection with the New Bonds and Debt Securities will be passed upon for the underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York. Quarles & Brady and Cahill Gordon & Reindel will not pass upon the incorporation of the Company, franchise matters, questions of title or the lien of the Mortgage. Cahill Gordon & Reindel will rely upon the opinion of Mr. Woelfle, Mr. Zakrajsheck or Mr. Finke as to all matters of Wisconsin law. Cahill Gordon & Reindel and Quarles & Brady will rely upon such opinion as to matters of Michigan law and the exempt status of the Company and Wisconsin Energy under the Public Utility Holding Company Act of 1935, as amended. Also, such firms, Mr. Woelfle, Mr. Zakrajsheck and Mr. Finke will rely on the opinion of Loomis, Ewert, Parsley, Davis & Gotting, P.C., 232 South Capitol Avenue, Lansing, Michigan, as to matters of Michigan law relating to authority to do business and regulatory approval for the New Bonds and Debt Securities in Michigan.

  The statements as to matters of law and legal conclusions under "Description of New Bonds--Security" have been prepared under the supervision of, and reviewed by, Walter T. Woelfle, Director-Legal Services Department of the Company, and such statements are made on his authority. As of September 30, 1995, Mr. Woelfle, Mr. Zakrajsheck and Mr. Finke owned beneficially 5,955 shares, 1,279 shares and 14,218 shares of Common Stock of Wisconsin Energy, respectively.

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  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA-
TIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPA-NYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLIC-ITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE AC-COMPANYING PROSPECTUS NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUM-STANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANY-ING PROSPECTUS, OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SINCE SUCH DATE.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Available Information...................................................... S-2
Incorporation of Certain Documents by Reference............................ S-2
Certain Summary Financial Information...................................... S-2
Use of Proceeds and Capital Requirements................................... S-3
Recent Developments........................................................ S-4
Certain Terms of the Debentures............................................ S-4
Underwriting............................................................... S-6
Legal Opinions............................................................. S-6

                                  PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Certain Summary Financial Information......................................   4
Recent Developments........................................................   5
Description of New Bonds...................................................   7
Description of Debt Securities.............................................  11
Book-Entry Only System.....................................................  16
Plan of Distribution.......................................................  19
Experts....................................................................  20
Legal Opinions.............................................................  20

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                                 $200,000,000

                                   WISCONSIN
                            ELECTRIC POWER COMPANY

                               6 5/8% DEBENTURES
                             DUE NOVEMBER 15, 2006


                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------


                           BEAR, STEARNS & CO. INC.

                             CHASE SECURITIES INC.

                             SALOMON BROTHERS INC

                               November 12, 1996

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